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                                                                    Exhibit 4.12

                          SECURITIES PURCHASE AGREEMENT

         This Securities Purchase Agreement (this "Agreement") is entered into as of October 31, 2000 between CATERPILLAR INC., a Delaware corporation (together with its successors and permitted assigns, "Investor"), and A.S.V., INC., a Minnesota corporation (together with its successors and permitted assigns, "Issuer"). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 6.1.

                                    RECITALS

         Investor and Issuer are parties to a Securities Purchase Agreement, dated October 14, 1998, whereby Investor purchased 1,000,000 shares of Issuer's common stock, par value $0.01 per share (the "Common Stock"), and a Warrant Certificate dated October 14, 1998 (the "Warrant"), whereby Issuer issued a warrant to Investor for 10,267,127 shares of Issuer's common stock.

          Subject to the terms and conditions of this Agreement, Investor desires to purchase, and Issuer desires to issue and sell to Investor, 500,000 shares of Common Stock. Concurrent with this purchase, the Warrant will be amended to reduce the number of shares of Common Stock subject to the Warrant by 500,000 shares to 9,767,127 shares.

                               TERMS OF AGREEMENT

         In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                      ISSUANCE AND PURCHASE OF COMMON STOCK

         1.1. Issuance and Purchase of Common Stock. Subject to the terms and conditions of this Agreement, Issuer will issue and sell to Investor and Investor will purchase from Issuer for an aggregate purchase price of $9,000,000 (the "Purchase Price"), 500,000 shares of Common Stock (the "Shares").

         1.2. Legend. Any certificate or certificates representing the Shares shall bear the following legend:

              THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

         1.3. Amendment of Warrant Agreement.

                  (a) Investor hereby agrees that the Warrant shall be and hereby is amended to read in its entirety as set forth in the form of Replacement Warrant Certificate attached hereto as Exhibit A (the "Replacement Warrant Certificate"). At the Closing, Investor shall surrender the Warrant to Issuer for cancellation, and Issuer shall deliver to Investor the Replacement Warrant Certificate, which shall supercede and replace the Warrant in its entirety. Investor acknowledges and agrees that upon issuance of the Replacement Warrant Certificate, the Warrant dated January 29, 1999 shall terminate and be of no further force or effect.

                  (b) Investor hereby agrees that the purchase price per share under the Replacement Warrant shall be $21.00 immediately following the issuance of the Shares without adjustment as a result of such issuance, notwithstanding the anti-dilution provisions contained in Section 2.6 of the Warrant and the Replacement Warrant Certificate.

         1.4. Use of Proceeds. ASV shall use the proceeds received from the sale of Shares as described in Section 2.8 of the Multi-Terrain Rubber-Tracked Loader Alliance Agreement between Issuer and Investor (the "Multi-Terrain Rubber-Tracked Loader Alliance Agreement").

                                  ARTICLE II.
                                     CLOSING

         2.1. Closing. The closing of the transactions contemplated herein (the "Closing") shall take place on the date hereof, at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606. At the Closing,
(i) Investor shall pay to Issuer, by wire transfer of immediately available funds to an account designated in writing by Issuer, the Purchase Price; (ii) Issuer shall issue to Investor the Shares, and deliver to Investor certificates for the Shares duly registered in the name of Investor; and (iii) all other agreements and other documents referred to in this Agreement shall be executed and delivered (if not done prior to the Closing).

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF ISSUER

                  As a material inducement to Investor entering into this Agreement and purchasing the Shares, Issuer represents and warrants to Investor as follows:

         3.1. Corporate Status. Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Issuer has all requisite corporate power and authority to own or lease, as the case may be, its properties and to carry on its business as now conducted. Issuer and its Subsidiaries are qualified or licensed to conduct business in all jurisdictions where its or their ownership or lease of property and the conduct of its or their business requires such qualification or licensing, except to the extent that failure to so qualify or be licensed would not have a Material Adverse Effect on Issuer. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Issuer or any of its Subsidiaries.

         3.2. Corporate Power and Authority. Issuer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. Issuer has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.3. Execution, Delivery and Enforceability. This Agreement has been duly executed and delivered by Issuer and constitutes a legal, valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a

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proceeding at law or in equity.

         3.4. No Violation. The execution and delivery by Issuer of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Issuer with the terms and provisions hereof (including, without limitation, the issuance to Investor of the Shares as contemplated by and in accordance with this Agreement) will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Articles of Incorporation or bylaws or any Contract to which Issuer or any of its Subsidiaries is a party or by which Issuer or its properties or assets are bound (except to the extent such a default would not, in the case of a Contract, have a Material Adverse Effect on Issuer), or any Requirement of Law applicable to Issuer or any of its Subsidiaries, or result in the creation or imposition of any Lien upon any of the capital stock, properties or assets of Issuer or any of its Subsidiaries (except where such Lien would not have a Material Adverse Effect on Issuer).

         3.5. Consents/Approvals. (a) No consents, filings, authorizations or other actions of any Governmental Authority are required for Issuer's execution, delivery and performance of this Agreement and (b) no consent, approval, waiver or other action by any Person under any Contract to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its properties or assets are bound is required or necessary for the execution, delivery or performance by Issuer of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consents would not have a Material Adverse Effect on Issuer.

         3.6. Capitalization. The authorized capital stock of Issuer consists of 45,000,000 shares, of which 33,750,000 are shares of Common Stock and 11,250,000 are shares of preferred stock, par value $0.01 per share. As of the date hereof, 9,705,497 shares of Common Stock are validly issued and outstanding, fully paid, and non-assessable, and no shares of preferred stock are issued or outstanding. Except with respect to the Shares, and except for options for 286,300 shares of Common Stock issued and 541,125 shares of Common Stock reserved for issuance pursuant to the A.S.V., INC. 1994 Long-Term Incentive and Stock Option Plan, as amended (the "1994 Plan"), options for 1,096,562 shares of Common Stock issued and 1,083,873 shares of Common Stock reserved for issuance pursuant to the A.S.V., INC. 1996 Incentive and Stock Option Plan, as amended (the "1996 Plan"), options for 36,000 shares of Common Stock issued and 414,000 shares of Common Stock reserved for issuance pursuant to the A.S.V., INC. 1998 Non-Employee Director Stock Option Plan, as amended (the "1998 Plan"), 10,267,127 shares of Common Stock issuable pursuant to the Warrant (prior to its amendment as set forth herein, and 337,500 shares of Common Stock issuable pursuant to that certain warrant issued to Leo Partners, Inc. on December 1, 1996 (the "Leo Partners Warrant", together with the 1994 Plan, the 1996 Plan, the 1998 Plan, and the Warrant, being the "Derivative Equity Documents"), no other shares of Common Stock and no shares of preferred stock, or any rights, options, warrants, convertible securities, subscription rights or other agreements or commitments of any kind obligating Issuer to issue or sell any other shares of Common Stock or preferred stock, are outstanding or have been authorized. Upon delivery to Investor of the certificates for the Shares and payment of the Purchase Price, Investor will acquire good, valid and marketable title to and record ownership of the Shares, and such Shares will be validly issued, fully paid and non-assessable.

         3.7. SEC Reports and Nasdaq Compliance. Issuer has made all filings (the "SEC Reports") required to be made by it under the Securities Act, the Exchange Act and the securities laws of any state, and any rules and regulations promulgated thereunder and pursuant to any Requirements of Law. The SEC Reports, when filed, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act and other Requirements of Law. None of the SEC Reports, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the

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circumstances in which they were made. Issuer has taken all necessary actions to ensure its continued inclusion in, and the continued eligibility of the Common Stock for trading on the Nasdaq National Market under all currently effective and currently proposed inclusion requirements.

         3.8. Governing Documents. Issuer has delivered or made available to Investor true, accurate and complete copies of the Articles of Incorporation and Bylaws in effect as of the date hereof.

         3.9. Subsidiaries. Except as set forth on Exhibit 22 to Issuer's Form 10-K for the fiscal year ended December 31, 1999, Issuer does not own, directly or indirectly, any outstanding voting securities of or other interests in, and does not control, any corporation, partnership, limited liability company, joint venture or other business entity.

         3.10. Financial Statements. Each of the balance sheets included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of Issuer and its Subsidiaries as of its date, and each of the other financial statements included in the SEC Reports (including any related notes and schedules) fairly presents in all material respects the consolidated financial condition, results of operations, cash flows, or other information therein of Issuer and its Subsidiaries for the periods or as of the dates therein set forth in accordance with GAAP consistently applied during the periods involved (except that the interim reports are subject to normal recurring adjustments which might be required as a result of year end audit and except as otherwise stated therein).

         3.11. Changes Since December 31, 1999. Except as set forth in the SEC Reports, since December 31, 1999, there has been no Material Adverse Change in Issuer. Except as set forth in the SEC Reports or on Schedule 3.11 hereto, since December 31, 1999, (a) there has not been (i) any direct or indirect redemption, purchase or other acquisition by Issuer of any shares of Issuer's capital stock or (ii) declaration, setting aside or payment of any dividend or other distribution by Issuer in respect of its capital stock, or (iii) issuance of any shares of capital stock of Issuer or any granting to any person of any option to purchase or other right to acquire shares of capital stock of Issuer other than pursuant to the Derivative Equity Plans, (b) none of the officers or directors of Issuer (or any of their spouses or children) has (i) any direct or indirect investment or equity interest in, or power to control the business affairs of, any manufacturer, supplier, lender or provider of services or goods to Issuer, except for their interest in Issuer, (ii) any material contractual relationship with Issuer, and (iii) has any direct or indirect interest in any material right, property or asset which is owned or used by Issuer in the conduct of its business.

         3.12. Environmental Matters. Except as set forth in the SEC Reports or on Schedule 3.12 hereto:

                  (a) Issuer is and has at all times been in compliance with all Environmental Laws (as defined below) governing its business, operations, properties and assets, including, without limitation, Environmental Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, labeling or disposal of solid and hazardous waste materials and substances or process by-products, in each case, for which failure to comply could have a Material Adverse Effect on Issuer. Issuer is not currently liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing, which penalty, fine or forfeiture could have a Material Adverse Effect on Issuer. Issuer is in compliance with all notice, record keeping and reporting requirements of all Environmental Laws, and has complied with all informational requests or demands arising under the Environmental Laws, where failure to comply could have a Material Adverse Effect on Issuer.

                  (b) As used in this Agreement, "Environmental Laws" means all federal, state or local laws, rules, regulations, orders or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste and occupational health and safety, as any of these terms are or may be defined in such laws, rules, regulations, orders, or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, by the Superfund Amendments and Reauthorization Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act and the Occupational Safety and Health Act.

         3.13. No Commissions. Issuer has not incurred any obligation for any finder, broker or agent's fees or commissions in connection with the transactions contemplated hereby.

         3.14. Inapplicability of Section 302A.673 of Minnesota Business Corporations Act. The Board of Directors of Issuer has approved the execution and delivery by Issuer of this Agreement and the consummation of the transactions contemplated by this Agreement and the other transactions contemplated hereby, and no further action is required to render inapplicable to Investor and/or any affiliates or associates (as defined in Section 302A.673 of the Minnesota Business Corporations Act ("MBCA")) of Investor and/or all or any combination of such persons the provisions of Section 302A.673 of MBCA that restrict business combinations (as defined in Section 302A.673 of MBCA) between an interested shareholder and Issuer.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

                  As a material inducement to Issuer entering into this Agreement and issuing the Shares, Investor represents and warrants to Issuer as follows:

         4.1. Corporate Status; Power and Authority. Investor is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Investor has the corporate power and authority to execute and deliver and to perform its obligations under this Agreement and consummate the transactions contemplated hereby. Investor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.2. No Violation. The execution and delivery by Investor of this Agreement, the consummation of the transactions contemplated hereby, and the compliance by Investor with the terms and provisions hereof, will not result in a default under (or give any other party the right, with the giving of notice or the passage of time (or both), to declare a default or accelerate any obligation under) or violate the Certificate of Incorporation or Bylaws of Investor or any Contract to which Investor is a party or by which it or its properties or assets are bound, or violate any Requirement of Law applicable to Investor, other than such violations, conflicts, defaults or breaches which, individually and in the aggregate, do not and will not have a Material Adverse Effect on Investor.

         4.3. Consents/Approvals. (a) No consents, filings, authorizations or actions of any Governmental Authority are required for Investor's execution, delivery and performance of this Agreement, and (b) no consent, approval, waiver or other actions by any Person under any Contract to which Investor is a party or by which Investor or any of his properties or assets are bound is required or necessary for the execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby.

         4.4. Enforceability. This Agreement has been duly executed and delivered by Investor and constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and general equitable principles regardless of whether enforceability is considered in a proceeding at law or in equity.

         4.5. Investment Intent. Investor is acquiring the Shares for its own account and with no present intention of distributing or selling such Shares in violation of the Securities Act or any applicable state securities law. Investor agrees that it will not sell or otherwise dispose of any of the Shares unless such sale or other disposition has been registered under the Securities Act or, in the opinion of counsel to Investor satisfactory to Issuer, is exempt from registration under the Securities Act and has been registered or qualified or, in the opinion of such counsel, in exempt from registration or qualification under applicable state securities laws. Investor understands that the sale of the Shares has not been registered under the Securities Act by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, and that the reliance of Issuer on such exemption from registration is predicated in part on the representations and warranties of Investor. Investor acknowledges that pursuant to Section 1.2 a restrictive legend consistent with the foregoing has been or will be placed on the certificates for the Shares issued upon exercise thereof.

         4.6. No Commissions. Investor has not incurred any obligation for any finder, broker, or agent's fees or commissions in connection with the transactions contemplated hereby.

                                   ARTICLE V
                                    COVENANTS

         5.1. Filings. Each of Investor and Issuer shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby.

         5.2. Public Announcements. Except as required by law or the policies or rules of any stock exchange (or the Nasdaq National Market) on which Issuer's securities are listed or quoted as of the date hereof, the form and content of all press releases or other public communications of any sort relating to the subject matter of this Agreement, and the method of their release, or publication thereof, shall be subject to the prior approval of the parties hereto, which approval shall not be unreasonably withheld or delayed.

         5.3. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

         5.4. Cooperation. Issuer and Investor each agree to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any Requirement of Law or the rules of any exchange on which the Common Stock is traded or the Nasdaq National Market in connection with the transactions contemplated by this Agreement and to use their respective reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. Except as may be specifically required hereunder, neither of the parties hereto or their respective Affiliates shall be required to agree to take any action that in the reasonable opinion of such party would result in or produce a Material Adverse

Effect on such party.

         5.5. Other Actions. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Issuer and its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby. The parties also agree to use their reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement, or the consummation of the transactions contemplated hereby, and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated.

                                   ARTICLE VI
                                   DEFINITIONS

         6.1. Defined Terms. As used herein the following terms shall have the following meanings:

                  "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                  "Articles of Incorporation" means Issuer's Second Restated Articles of Incorporation, as the same may be or have been supplemented, amended or restated from time to time.

                  "Bylaws" means Issuer's Bylaws, as the same may be or have been supplemented, amended or restated from time to time.

                  "Closing" has the meaning specified in Section 2.1 of this Agreement.

                  "Common Stock" has the meaning specified in the Recitals to this Agreement.

                  "Contract" means any indenture, lease, sublease, loan agreement, mortgage, note, restriction, commitment, obligation or other contract, agreement or instrument.

                  "Derivative Equity Documents" has the meaning specified in
Section 3.6 of this Agreement.

                  "Environmental Laws" has the meaning specified in Section 3.12(b) of this Agreement.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Indemnified Party" has the meaning specified in Section 7.2 of this Agreement.

                  "Indemnifying Party" has the meaning specified in Section 7.1 of this Agreement.

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

                  "Issuer" means A.S.V., INC., a Minnesota corporation.

                  "Investor" means Caterpillar Inc., a Delaware corporation.

                  "Leo Partners Warrant" has the meaning specified in Section
3.6 of this Agreement.

                  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give an financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                  "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate with other such changes (or effects) is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

                  "MBCA" has the meaning specified in Section 3.14 of this Agreement.

                  "1994 Plan" has the meaning specified in Section 3.6 of this Agreement.

                  "1996 Plan" has the meaning specified in Section 3.6 of this Agreement.

                  "1998 Plan" has the meaning specified in Section 3.6 of this Agreement.

                  "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

                  "Purchase Price" has the meaning specified in Section 1.1 of this Agreement.

                  "Replacement Warrant Certificate" has the meaning specified in
Section 1.3 of this Agreement.

                  "Requirement of Law" means as to any Person, the articles of incorporation, by-laws or other organizational or governing documents of such person, and any domestic or foreign and federal, state or local law, rule, regulation, statute or ordinance or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Reports" has the meaning specified in Section 3.7 of this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Shares" has the meaning specified in Section 1.1 of this Agreement.

                  "Subsidiary" means as to any Person, a corporation of which more than 50% of the outstanding capital stock having full voting power is at the time directly or indirectly owned or controlled by such Person.

                  "Warrant" has the meaning specified in the recitals to this Agreement.



         6.2. Other Definitional Provisions.

                  (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                  (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                  (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

         6.3. The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole (including any Exhibits or Schedules hereto) and not to any particular provision of this Agreement.

                                  ARTICLE VII
                                 INDEMNIFICATION

         7.1. Indemnification Generally. Issuer, on the one hand, and Investor, on the other hand (each an "Indemnifying Party"), shall indemnify the other from and against any and all losses, damages, liabilities, claims, charges, actions, proceedings, demands, judgments, settlement costs and expenses of any nature whatsoever (including, without limitation, attorneys' fees and expenses) or deficiencies resulting from any breach of a representation, warranty or covenant by the Indemnifying Party and all claims, charges, actions or proceedings incident to or arising out of the foregoing.

         7.2. Indemnification Procedures. Each person entitled to indemnification under this Section (an "Indemnified Party") shall give notice as promptly as reasonably practicable to each Indemnifying Party required to provide indemnification under this Article VII of any action commenced against or by it in respect of which indemnity may be sought hereunder, but failure to so notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have otherwise than on account of this indemnity agreement so long as such failure shall not have materially prejudiced the position of the Indemnifying Party. Upon such notification, the Indemnifying Party shall assume the defense of such action if it is a claim brought by a third party. If and after such assumption the Indemnified Party shall not be entitled to reimbursement of any expenses incurred by it in connection with such action except as described below. In any such action, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary or (ii) the named parties in any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing or conflicting interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld or delayed by such Indemnifying Party), but if settled with such consent or if there be final judgment for the plaintiff, the Indemnifying Party shall indemnify the Indemnified Party from and against any loss, damage or liability by reason of such settlement or judgment.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.1. Conditions to the Obligations of Investor and Issuer. The obligation of Investor and Issuer to proceed with the Closing is also subject to the following conditions, any and all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Alliance Agreement. Issuer and Investor shall have executed the Multi-Terrain Rubber-Tracked Loader Alliance Agreement substantially in the form attached.

                  (b) Replacement Warrant. Issuer shall have issued to Investor the Replacement Warrant.

                  (c) Warrant. Investor shall have delivered the Warrant to Issuer for cancellation.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

                  (a) if to Issuer to:

                      A.S.V., INC.
                      840 Lily Lane
                      Grand Rapids, Minnesota 55744
                      Attention: Mr. Gary D. Lemke
                      Fax: (218) 326-5579
                      Telephone: (281) 327-3434

                      with a copy to:

                      Dorsey & Whitney LLP
                      Pillsbury Center South
                      220 South Sixth Street
                      Minneapolis, Minnesota 55402-1498
                      Attention: Amy E. Ayotte
                      Fax: (612) 340-8738
                      Telephone: (612) 340-2600

                  (b) if to Investor to:

                      CATERPILLAR INC.
                      Building Construction Products Division
                      Suite 300
                      100 Regency Forest Drive

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                      Cary, North Carolina 27511
                      Attention: Donald M. Ings, Vice President
                      Fax: (919) 465-2868
                      Telephone: (919) 465-2777

                      with a copy to:

                      CATERPILLAR INC.
                      100 N.E. Adams Street
                      Peoria, Illinois 61615
                      Attention: Sean P. Leuba
                      Fax: (309) 675-1795
                      Telephone: (312) 675-5654

         9.2. Survival. Notwithstanding any knowledge of facts determined or determinable by Investor or Issuer by investigation, Investor and Issuer shall have the right to fully rely on the representations, warranties, covenants and agreements of Issuer contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties set forth in this Agreement is independent of each other representation, warranty, covenant and agreement. Each representation and warranty made by any party in this Agreement shall survive the Closing for a period of two years.

         9.3. Remedies.

                  (a) Each of Investor and Issuer acknowledge that the other party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements of such party in this Agreement was not performed in accordance with its terms, and it is therefore agreed that each of Investor and Issuer in addition to and without limiting any other remedy or right such party may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach and enforcing specifically the terms and provisions hereof, and each of Investor and Issuer hereby waive any and all defenses such party may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

                  (b) All rights, powers and remedies under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         9.4. Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), and other documents delivered at the Closing pursuant hereto, contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings between or among the parties with respect to such subject matter. The Exhibits and Schedules hereto constitute a part hereof as though set forth in full above.

         9.5. Expenses; Taxes. Except as otherwise provided in this Agreement, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. Any sales tax, stamp duty, deed transfer or other tax (except taxes based on the income of Investor) arising out of the sale of the Shares by Issuer to Investor, and the consummation of the transactions contemplated by this Agreement shall be paid by Issuer.

         9.6. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by both parties. No failure to exercise, and no delay in exercising, any right, power or privilege under each of this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision hereunder or thereunder shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder, thereunder, or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

         9.7. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and legal assigns. The rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other party.

         9.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         9.9. Headings. The headings contained in this Agreement are for convenience of reference only and are not to be given any legal effect and shall not affect the meaning or interpretation of this Agreement.

         9.10. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Minnesota applicable to contracts executed and to be wholly performed within such State.

         9.11. Severability. The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as of the date hereof. However, any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement, as applicable, shall remain in full force and effect and shall in, no way be affected, impaired or invalidated. If, moreover, any of those provisions shall for any reason be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, geographical scope, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

                                      * * *

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

         IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed and delivered as of the day and year first above written.

                                          A.S.V., INC.



                                          By: /s/ Gary Lemke
                                             -----------------------------------
                                          Name: Gary D. Lemke
                                          Title: President


                                          CATERPILLAR INC.



                                          By: /s/ Donald M. Ings
                                             -----------------------------------
                                          Name: Donald M. Ings
                                          Title: Vice President


                                      -13-